                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS

Topro, Inc.
Denver, Colorado

        We hereby consent to the incorporation by reference in Amendment Number 2 to the Form S-3 Registration Statement (File No. 333-17081) of Topro, Inc. to be filed on or about February 12, 1997 of our report dated December 18, 1996 (except for Note 3, for which the date is December 31, 1996 and Note 6, for which the date is February 10, 1997) which is contained in the Topro, Inc. Form 8-K/A No. 2 relating to the 1995 and 1994 financial statements of All Control Systems and to the reference to our Firm under the heading "Experts" in the Prospectus.


                                                /s/ BDO SEIDMAN, LLP
                                                BDO SEIDMAN, LLP

Philadelphia, Pennsylvania
February 12, 1997